Exhibit 99.1

Letter to Shareholders Announcing 10% Stock Dividend

Dear Shareholder:

I am pleased to report that on November 19, 2004, your Centra Financial Holdings Board of Directors declared a 10% stock dividend to be issued to shareholders of record on December 15, 2004, the first for our company. The dividend is payable January 3, 2005 and the certificates representing the additional shares will be mailed to shareholders at that time. We will issue checks in lieu of fractional shares.

In less than five years after opening, Centra is approaching half a billion dollars in total assets, is ranked third in the country for growth and success among all banks that were formed in 2000 and first among these top three for profitability, and operates eight offices in two of the most dynamic markets in West Virginia.

Our results continue to validate the new model we created to deliver local financial services to Morgantown and Martinsburg. And, we are working to make this model even stronger. Looking ahead, we seek to be the leader in the markets we serve.

We thank you, our shareholder, for your confidence in our ability to build a successful company. We are positioned for the road ahead, proud of our employees and energized by our belief that Centra’s future is even brighter than our short and successful past.

On behalf of the entire Centra family, we wish you safe and happy holidays and good health and prosperity in the New Year.

Douglas J. Leech, President and Chief Executive Officer